Exhibit 10.2

MASTER LICENSE AND SERVICES AGREEMENT

This Master License and Services Agreement (this “Agreement”), effective as of November 20, 2018 (the “Effective Date”), is by and among uSell.com, Inc., with offices located at 18 West 18th Street, New York, NY 10011, (“uSell”), PhoneX, Inc., with offices located at 18 West 18th Street, New York, NY 10011 (“PhoneX, Inc.” or “PhoneX” and together with uSell, the “Company”) and Brightstar Corp., with offices located at 9725 NW 117th Ave #105, Miami, FL 33178 (“Brightstar”). PhoneX, uSell and Brightstar may be referred to herein collectively as the “Parties” or individually as a “Party.”

WHEREAS, as of the date hereof, uSell owes to Brightstar the uSell Payable;

WHEREAS, prior to the date hereof, uSell, We Sell Cellular LLC (“WeSell LLC”) and HD Capital Holdings LLC (“HD Capital”) have transferred to PhoneX, Inc. all assets in connection with the business of uSell and PhoneX, Inc. necessary to operate and maintain its software defined herein as Subscription Services (the “Asset Transfer”);

WHEREAS, the Parties desire to establish a business relationship whereby, among other things, PhoneX would provide Brightstar with access to the Subscription Services, as the same is improved by PhoneX through the provision of certain Integration Services, and agree to perform certain maintenance, support, sales and other services related to the Subscription Services; and

WHEREAS, PhoneX desires to grant to Brightstar, and Brightstar desires to receive, an option to acquire the assets of PhoneX, including those associated with the Subscription Services and PhoneX’s business of providing the Subscription Services, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Definitions.

Capitalized terms used herein and not otherwise defined throughout this Agreement shall have the meanings set forth in this Section 1. All other capitalized terms shall have meanings given to them throughout this Agreement.

“Action” means any claim, charge, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity, or otherwise.

“Actual Uptime” has the meaning contained in Exhibit B.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the direct or indirect power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning contained in the first paragraph of this Agreement.

“Aggregate Integration Breach Payment Amount” has the meaning contained in Exhibit I.

“Annual Minimum” has the meaning contained in Section 7.12(d).

“Applicable Data Protection Laws” means federal, state and international privacy, data protection and information security-related Laws applicable to Personal Information.

“Approved Third Parties” has the meaning contained in Section 2.4.

“Approved Third Party Commissions” has the meaning contained in Section 7.3.

“Asset Transfer” has the meaning contained in the second WHEREAS clause of this Agreement.

“Authorized Users” means all Persons authorized by Brightstar or any of its Sublicensees to access and use the Services through Brightstar’s account all in accordance with the terms and conditions of this Agreement.

“Available” means the Subscription Services available and operable by PhoneX for access and use by Brightstar, its Sublicensees and the Authorized Users over the Internet in full conformity with the Specifications and Documentation. “Availability” has a correlative meaning.

“Availability Requirement” has the meaning contained in Exhibit B.

“Base Price” has the meaning contained in Exhibit I.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Miami, FL are authorized or required by Law to be closed for business.

“Brightstar” has the meaning contained in the preamble.

“Brightstar Data” means any and all information, data, materials, works, expressions, or other content, including any that are (a) uploaded, submitted, posted, transferred, transmitted, or otherwise provided or made available by or on behalf of Brightstar, its Sublicensees or any Authorized User for Processing by or through the Subscription Services, or (b) collected, downloaded, or otherwise received by the Company or the Subscription Services for Brightstar, its Sublicensees or any Authorized User pursuant to this Agreement or at the written request or instruction of Brightstar, its Sublicensees or any Authorized User. All output, copies, reproductions, improvements, modifications, adaptations, translations, and other derivative works of, based on, derived from, or otherwise using any Brightstar Data are themselves also Brightstar Data. For the avoidance of doubt, Brightstar Data includes all User Data and Personal Information, but does not include any PhoneX Materials.

“Brightstar Marks” has the meaning contained in Section 8.3.

“Brightstar Materials” has the meaning contained in Exhibit E.

“Brightstar Observer” has the meaning contained in Section 15.1.

“Brightstar Systems” means the internal systems of Brightstar and its Sublicensees that are used in the operation of their respective businesses, including computer hardware systems, software, embedded systems, infrastructure and all related databases, equipment and components.

“Call Notice” has the meaning contained in Section 14.2

“Call Option” has the meaning contained in 14.1.

“Change of Control” has the meaning contained in Section 15.2.

“Change Order” has the meaning contained in Exhibit E.

“Change Request” has the meaning contained in Exhibit E.

“Code” has the meaning contained in Section 11.3(b)(i).

“Company” has the meaning contained in the preamble.

“Commission Share” has the meaning contained in Exhibit I.

“Confidential Information” has the meaning contained in Section 13.

“Corrective Action Plan” has the meaning contained in Exhibit C.

“Developed IP” has the meaning contained in Exhibit E.

“Direct Claim” has the meaning contained in Section 10.3(c).

“Direct Claim Notice” has the meaning contained in Section 10.3(c).

“Documentation” means all documentation relating to the Services, including all user manuals, operating manuals, and other instructions, specifications, documents, and materials, in any form or media, that describe any component, feature, requirement, or other aspect of the Services, including any functionality, testing, operation, or use thereof.

“Effective Date” has the meaning contained in the first paragraph of this Agreement.

“Epidemic Failure” means the Subscription Services are Available less than (i) 80% of the time during any given 30 day period during the Term or (ii) 85% of the time during any given 90 day period during the Term.

“Escrow Agent” has the meaning contained in Section 12.1.

“Escrow Agreement” has the meaning contained in Section 12.1.

“Exceptions” has the meaning contained in Exhibit B.

“Exclusive License” refers to the licenses granted to Brightstar by Sections 2.2, 2.3 and 2.4.

“Exclusivity Conditions” has the meaning contained in Exhibit A.

“Exclusivity Period” has the meaning contained in Section 2.4.

“Financing” has the meaning contained in Section 11.3(b)(iii).

“First Year Royalty Threshold Amount” has the meaning contained in Exhibit I.

“Force Majeure” means any event beyond the reasonable control of the applicable Party relating to strikes, labor disputes, freight embargoes, interruption or failure in the Internet, telephone or other telecommunications service or related equipment, material interruption in the mail service or other means of communication within the United States, a Party sustaining a material or substantial loss by fire, flood, accident, hurricane, earthquake, theft, sabotage, or other calamity or malicious act, whether or not such loss shall have been insured, acts of God, outbreak or material escalation of hostilities or civil disturbances, national emergency or war (whether or not declared), or other calamity or crises including a terrorist act or acts affecting the United States, future laws, rules, regulations or acts of any government (including any orders, rules or regulations issued by any official or agency of such government).

“HD Capital” has the meaning contained in the second WHEREAS clause of this Agreement.

“Indemnitee” has the meaning contained in Section 10.1.

“Indemnifying Party” shall mean the Party(ies) obligated to provide indemnification under Section 10.

“Initial Term” has the meaning contained in Exhibit I.

“Integration Breach” has the meaning contained in Section 7.12(g).

“Integration Breach Payment Amount” has the meaning contained in Exhibit I.

“Integration Services” has the meaning contained in Section 2.1(d).

“Intellectual Property Rights” means any and all registered and unregistered rights granted, applied for, or otherwise now or hereafter in existence under or related to any patent, copyright, trademark, trade secret, database protection, or other intellectual property rights laws, and all similar or equivalent rights or forms of protection, in any part of the world.

“Intercompany Agreements” means the Intercompany Services Agreement between HD Capital and PhoneX, dated as of the date hereof, and the Intercompany Services Agreement between WeSell LLC and PhoneX, dated as of the date hereof.

“Key Personnel” means any PhoneX Personnel covered by either of the Intercompany Agreements or otherwise identified as key personnel in this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Lender” means Siena Lending Group LLC.

“Losses” means any and all losses, damages, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the costs of enforcing any right to indemnification hereunder and the cost of pursuing any insurance; provided, however, Losses do not include punitive damages (other than punitive damages paid or payable to third parties in respect of any Third Party Claim for which indemnification hereunder is otherwise required).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company or Brightstar as the case may be, or (b) the ability of the Company or Brightstar to consummate the transactions contemplated hereby on a timely basis; except for any event, occurrence, fact, condition or change related to (1) any change in the United States economy or securities or financial markets in general, or any change in general national economic or financial conditions; (2) any change that generally affects the used smartphone sales industry; (3) the execution, delivery or performance of this Agreement, or the announcement thereof; (4) any changes in Laws, accounting rules or in the authoritative interpretations thereof or in regulatory or interpretative guidance related thereto, or (5) the failure of any Party to meet any of its internal projections, forecasts, or revenue or earnings predictions; provided, that the matters set forth in clauses (1), (2) and (4) above shall not be excluded if they have a disproportionate impact on any Party relative to the other companies in the smartphone business in which such Party operates.

“MFN Threshold” has the meaning contained in Exhibit I.

“Minimum” refers to the Quarterly Minimums or Annual Minimums, as applicable.

“Minimum Brightstar Prices” has the meaning contained in Section 2.4(c).

“Minimum Royalties” has the meaning contained in Exhibit I.

“Monthly Payments” has the meaning contained in Exhibit I.

“Net Platform Sales” has the meaning contained in Section 7.1.

“Net Working Capital” has the meaning contained in Section 14.3(c).

“Non-Exclusivity Period” has the meaning in Exhibit I.

“Notice” has the meaning contained in Section 17.4.

“Offer Notice” has the meaning contained in Section 11.3(b)(iii).

“Open Source Software” means any software component that is subject to any open source copyright license agreement, including software available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, or any other license that is approved by the Open Source Initiative.

“Option Commission Payment” has the meaning contained in Section 7.3.

“Option Period” has the meaning contained in Exhibit I.

“Option Price” has the meaning contained in Section 14.3(a).

“Option Purchase Agreement” has the meaning contained in Section 14.2.

“Party” and “Parties” have the meaning in the preamble.

“Period” refers to any three (3) month, nine (9) month or year-long period referenced in this Agreement.

“Permitted Uses” means any use of the Services by Brightstar, its Sublicensees or any Authorized User for any lawful purposes and which such use is in accordance with the terms and conditions of this Agreement or the Escrow Agreement.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Personal Information” means any personally identifiable information, including information that Brightstar, its Sublicensees or Authorized Users provide or for which Brightstar, its Sublicensees or Authorized Users provide access to PhoneX, or information which PhoneX creates or obtains that: (i) directly or indirectly identifies an individual (including, for example, names, signatures, addresses, telephone numbers, email addresses, and other unique identifiers); (ii) can be used to authenticate an individual (including employee identification numbers, government-issued identification numbers, passwords or PINs, user identification and account access credentials or passwords, financial account numbers, credit report information, student information, biometric, answers to security questions, and other personal identifiers); or (iii) is defined as such or protected under Applicable Data Protection Laws, including information considered as sensitive personal data or employee personal data. For the avoidance of doubt, Personal Information does not include aggregate, anonymized data derived from an identified or identifiable individual.

“PhoneX, Inc.” or “PhoneX” has the meaning contained in the preamble.

“PhoneX Materials” means the Subscription Services, Specifications, Documentation, and PhoneX Systems and any and all other information, documents, data, know-how, methods, processes, hardware, software, and other technologies and inventions, including any deliverables, technical or functional descriptions, requirements, plans, or reports, that are provided or used by PhoneX in connection with the Services or otherwise comprise or relate to the Services or PhoneX Systems.

“PhoneX Personnel” means all employees and agents of PhoneX or uSell involved in the performance of Services.

“PhoneX Service Manager” has the meaning contain in Section 2.6(a).

“PhoneX Systems” has the meaning contained in Section 5.4.

“Plan” has the meaning contained in Section 6.3(a).

“Platform Customers” has the meaning contained in Exhibit D.

“Policies” has the meaning contained in Section 16.1.

“Pre-Bankruptcy Period” has the meaning contained in Section 11.3(b)(ii).

“Process” means to perform any operation or set of operations on any data, information, material, work, expression, or other content, including to (a) collect, receive, input, upload, download, record, reproduce, store, organize, combine, log, catalog, cross-reference, manage, maintain, copy, adapt, alter, translate, or make other improvements or derivative works, (b) process, retrieve, output, consult, use, disseminate, transmit, submit, post, transfer, disclose, or otherwise provide or make available, or (c) block, erase, or destroy. “Processing” and “Processed” have correlative meanings.

“Products” means cellular phones, tablets, smart watches, and other smart devices and their respective accessories for sale at the wholesale channel level.

“Qualifying Firm Offer” has the meaning contained in Section 10.3(b)

“Release Event” has the meaning contained in Section 12.2.

“Renewal Term” has the meaning contained in Section 11.2.

“Representatives” means, with respect to a Party, that Party’s and its Affiliates’ respective employees, officers, directors, managers, agents, independent contractors, sublicensees (in the case of PhoneX and uSell) and Sublicensees (in the case of Brightstar), and legal and financial advisors.

“Resolve or “Resolved” or “Resolution” has the meaning contained in Exhibit C.

“Royalties” has the meaning contained in Exhibit I.

“Sales Services” has the meaning contained in Section 2.1(c).

“Scheduled Downtime” has the meaning contained in Exhibit B.

“Scheduled Uptime” has the meaning contained in Exhibit B.

“Secondary Backup Facility” has the meaning contained in Section 6.1.

“Service Availability Credits” has the meaning contained in Exhibit B.

“Service Error” means any failure of any Subscription Service to be Available or otherwise perform in accordance with this Agreement and the Specifications.

“Service Level Credits” has the meaning contained in Exhibit C.

“Service Level Failure” means a failure to perform the Support Services in compliance with the Support Service Level Requirements.

“Service Period” has the meaning contained in Exhibit B.

“Services” has the meaning contain in Section 2.1.

“Shortfall Payment” has the meaning contained in Section 7.12 (h).

“SKU” means any Product offered through the Subscription Services and identified by the manufacturer, model and memory, to the extent applicable, as well as any other differentiating characteristics thereof.

“Specifications” means the specifications for the Subscription Services set forth in Exhibit A and, to the extent consistent with and not limiting of the foregoing, the Documentation. For clarity, upon completion of the Integration Services, the Specifications shall also include the specifications set forth in Exhibit E.

“Specified Employee” has the meaning contained in Exhibit I.

“Subscription Services” has the meaning contained in Section 2.1(a).

“Sublicensee” or “Sublicensees” means (i) Brightstar US, Inc., (ii) any other Affiliate of Brightstar or (iii) any third-party to which Brightstar, Brightstar US, Inc. or any such other Affiliate is authorized to sublicense any Services hereunder with the prior written approval of PhoneX or uSell.

“Support Request” has the meaning contained in Exhibit C.

“Support Service Level Requirements” has the meaning contained in Exhibit C.

“Support Services” has the meaning contained in Section 4.

“Sustaining Resources” means (a) personnel that are: (i) technically qualified to perform the Services; (ii) made available during the time period and at the place where performance of the Services is required to occur; and (iii) sufficient, ready, willing, and able to perform all of PhoneX’s obligations; (b) materials, facilities, and equipment that are sufficient to perform PhoneX’s obligations; and (c) other assets, including Intellectual Property Rights, that are sufficient to perform PhoneX’s obligations, in the case of each of clauses (a), (b), and (c), in a professional, timely, and efficient manner in accordance with this Agreement and the Specifications.

“Target Net Working Capital” has the meaning contained in Section 14.3(b).

“Term” has the meaning provided by Section 11.2.

“Third Party Claim” has the meaning contained in Section 10.3(a).

“Third Party Claim Notice” has the meaning contained in Section 10.3(a).

“Third Party Hosting Service Provider” has the meaning contained in Section 4.4.

“Three Month Minimum” has the meaning contained in Exhibit I.

“uSell” has the meaning contained in the preamble.

“uSell Grading” has the meaning contained Section 7.12(i).

“uSell Payable” has the meaning contained in Exhibit I.

“User Data” means any and all information reflecting the access or use of the Subscription Services by or on behalf of Brightstar or any of its Sublicensees or any Authorized User, including any profile, visit, session, impression, click through, or click stream-data, and any statistical or other analysis, information, or data based on or derived from any of the foregoing from Authorized Users and Platform Customers (as such term is defined in Exhibit D).

“WeSell LLC” has the meaning contained in the second WHEREAS clause of this Agreement.

2.          Services.

2.1       Description of Services. Throughout the Term and at all times in connection with its actual or required performance under this Agreement, PhoneX shall, in accordance with all terms and conditions set forth in this Agreement, provide to Brightstar and its Authorized Users the following services (“Services”):

(a)     access, in accordance with Section 2.2 of this Agreement, to the software-as-a-service offering described in Exhibit A attached hereto (the “Subscription Services”) as the same may be modified and improved from time to time by PhoneX and/or uSell, including in connection with the performance of the Integration Services (as defined below);

(b)     service maintenance and the support services as set forth in Section 4 and in accordance with Exhibits B and C (and defined below as Support Services);

(c)     sales services as described in more detail in Exhibit D (the “Sales Services”); and

(d)     platform integration services as described in more detail in Exhibit E (the “Integration Services”).

2.2           Access and Use. PhoneX hereby grants to Brightstar, exercisable by and through itself and its Sublicensees and Authorized Users, a sublicensable (solely to its Sublicensees) worldwide right to:

(a)     access and use the Subscription Services, including in operation with other software, hardware, systems, networks, and services, for the Permitted Uses;

(b)     generate, print, copy, upload, download, store, and otherwise Process all audio, visual, digital, and other output, displays, and content as may result from any access to or use of the Services;

(c)     access and use the Services for all such non-production uses and applications as may be necessary or useful for the effective use of the Subscription Services, which access and use will be without charge and not included for any purpose in any calculation of Brightstar’s or its Authorized Users’ use of the Services, including for purposes of assessing any Royalties or other consideration payable to PhoneX; and

(d)     perform, display, execute, reproduce, and modify (including to create improvements and derivative works of), and distribute and otherwise make available to Authorized Users, any PhoneX Materials solely to the extent necessary to access or use the Services in accordance with the terms and conditions of this Agreement.

Notwithstanding anything to the contrary in this Agreement, (i) during the Exclusivity Period, Brightstar shall have the right to sublicense the Services to its Affiliates without being required to obtain the consent of PhoneX prior thereto and (ii) nothing contained in this Agreement shall preclude Brightstar from selling all or substantially all of its assets or selling (or allowing to be sold) all of its capital stock whether in a merger or otherwise.

2.3        Documentation License. PhoneX hereby grants to Brightstar a sublicensable (solely to its Sublicensees) worldwide license to prepare, reproduce, print, download, and use as many copies of the Documentation as may be necessary or useful for any use of the Services.

2.4        Exclusivity. The license grants and access rights set forth in Section 2.2 and Section 2.3 shall be exclusive from the Effective Date until the earlier to occur of (i) Exclusivity Expiration Date; and (ii) the effective date of cancellation of exclusivity in accordance with Section 7.12 (the “Exclusivity Period”). During the Exclusivity Period, the Company shall not, directly or indirectly, sell or offer for sale Products through the Subscription Services (other than the sale or offering for sale of Brightstar’s Products pursuant to the terms of this Agreement); provided, that (x) so long as each of WeSell LLC and BST Distributions, Inc. (“BST”, together with WeSell LLC, “WeSell”) is an Affiliate of PhoneX and uSell, PhoneX shall be permitted to sell through the Subscription Services Products that have been purchased from third parties by WeSell at no cost to WeSell; and (y) subject to the express written consent of Brightstar and PhoneX, PhoneX shall be permitted to sell through the Subscription Services the Products of certain additional third parties proposed by either Party and so mutually approved by Brightstar and PhoneX (“Approved Third Parties”), so long as each of the Exclusivity Conditions are satisfied.

2.5        Compliance with Laws/Subcontracting. The Company represents and warrants that it has complied, and the Company shall comply in all material respects with all applicable Laws as they concern this Agreement, the performance by the Company of its obligations hereunder and the subject matter hereof, including all applicable domestic and international anti-corruption Laws (including the U.S. Foreign Corrupt Practices Act and international treaties and conventions such as the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the UN Convention Against Corruption), data privacy protection, trade and export compliance laws and regulations, including by securing and maintaining all required and appropriate permits, licenses, and other documentation and clearances necessary for performance under this Agreement and provision of the Services.

2.6         PhoneX Personnel. The Company shall:

(a)     subject to the prior written approval of Brightstar, appoint: (i) a Company employee to serve as PhoneX’s primary contact with respect to the Services, who will have the authority to act on behalf of PhoneX in matters pertaining to the receipt and processing of Support Requests and the Support Services (the “PhoneX Service Manager”); and (ii) other Key Personnel, who will be suitably skilled, experienced, and qualified to perform the Services;

(b)     maintain the same PhoneX Service Manager and other Key Personnel throughout the Term and such additional period, if any, as PhoneX is required to perform the Services, except for changes in such personnel due to: (i) Brightstar’s request pursuant to Section 2.6(c); or (ii) the death, disability, resignation, replacement (subject to Section 2.6(d)), or termination of such personnel (including any of the persons referred to specifically in Section 2.6(a) and (b)) or other circumstances outside PhoneX’s reasonable control;

(c)     upon the reasonable written request of Brightstar, use commercially reasonable efforts to replace any PhoneX Personnel;

(d)     not replace any Specified Employee without the prior written consent of Brightstar, not to be unreasonably withheld; and

(e)     maintain in effect the Intercompany Agreements, and cause the duties of such employees made available to PhoneX thereunder to be primarily dedicated to PhoneX, with respect to professional time, effort and priority.

2.7           Management and Payment of PhoneX Personnel. The Company is responsible for the payment of any and all amounts due to PhoneX Personnel, including all fees, expenses, and compensation to, by, or on behalf of any PhoneX Personnel and, if applicable, the withholding of income taxes and payment and withholding of social security and other payroll taxes, unemployment insurance, workers’ compensation insurance payments, and disability benefits. The Company shall take reasonable measures, including engaging a third party to conduct background checks, to ensure that no Person who has been convicted of a felony or any misdemeanor involving, in any way, theft, fraud, bribery, or the violation of any securities law provides any Services or has access to any Personal Information or other Confidential Information of Brightstar, its Sublicensees or any Authorized Users. The Company shall be responsible for ensuring the completion of all background checks necessary to comply with the foregoing.

2.8           Time of the Essence. Each Party acknowledges and agrees that time is of the essence with respect to each Party’s obligations under this Agreement and that except as otherwise permitted under this Agreement or by applicable Law each Party shall ensure prompt and timely performance of all such obligations, including all timetables and other requirements of this Agreement.

2.9           Service Levels and Credits. PhoneX shall make the Subscription Services available in accordance with the service levels set forth in Exhibit B and will comply in all respects with the obligations of performance criteria set forth in Exhibit B including the remedies for failure to meet such service levels and performance criteria.

2.10         Use Restrictions. Brightstar shall not and shall cause its Sublicensees and Authorized Users not to: (a) rent, lease, lend, sell, distribute, publish, transfer, or otherwise make any PhoneX Materials or other PhoneX Confidential Information available to any third party, except as expressly permitted by this Agreement or the Escrow Agreement; or (b) use or authorize the use of the Services or Documentation in any manner or for any purpose that is unlawful under applicable Law.

2.11         Performance Standards. PhoneX will perform all Services in a professional, timely and workmanlike manner in accordance with generally recognized industry standards and practices for similar services and to the reasonable satisfaction of Brightstar, using PhoneX Personnel with the requisite skill, experience, and qualifications, and shall devote adequate resources to meet its obligations under this Agreement.

2.12         Ownership of the Subscription Services. During the Term, PhoneX will retain ownership and applicable licenses of all software underlying the Subscription Services and will not transfer such ownership or applicable license rights to any third party without the prior written consent of Brightstar, except as may otherwise be permitted by this Agreement.

2.13         Notice of Loan Agreement Default. The Company shall notify Brightstar promptly upon any default by PhoneX, uSell or any of their respective Affiliates which has been declared by a lender under any loan agreement, promissory note or similar instrument with any lender and has not been cured, to the extent permitted, in such agreement, note or instrument.

3.          Brightstar Obligations

3.1           Brightstar Personnel. Brightstar shall designate one of its employees to serve as its primary contact with respect to this Agreement and to act as its authorized representative with respect to matters pertaining to this Agreement, with such designation to remain in force unless and until a successor representative is appointed, in Brightstar’s sole discretion.

3.2           Sales Services. In connection with the Sales Services, Brightstar shall:

(a)     deliver on a timely basis lists of Products to be available for PhoneX to offer through the Subscription Services; and

(b)     provide any information and support to PhoneX that may be reasonably requested by PhoneX regarding the Brightstar Products to be sold under this Agreement.

3.3           Prohibited Acts. Subject to the terms of this Agreement, including Brightstar’s rights in connection with a bankruptcy of PhoneX or Release Events, pursuant to the Escrow Agreement, or exercising the Call Option, neither PhoneX or uSell, on the one hand, or Brightstar, on the other hand, shall use the Confidential Information of the other Party outside of the scope of this Agreement with the intent to harm such other Party.

4.          Support and Maintenance. PhoneX shall provide maintenance and support services (collectively, “Support Services”) for the Subscription Services in accordance with the provisions of this Section 4 and Exhibit C. The Support Services are included in the Services, and PhoneX shall not assess any additional royalties, fees, costs, or charges for such Support Services.

4.1           Support Service Responsibilities. PhoneX shall:

(a)     correct all Service Errors in accordance with the Support Service Level Requirements, including by providing defect repair, programming corrections, and remedial programming, as more particularly set forth in Exhibit C;

(b)     provide telephone support during the hours of 8 a.m. to 6 p.m. New York, New York Time on Business Days in a reasonable manner sufficient to meet the requirements set forth in this Agreement, including Exhibit C;

(c)     Provide online access or other prompt access to technical support information; and

(d)     Respond to and Resolve Support Requests as set forth in Exhibit C.

4.2           Service Monitoring and Management. PhoneX shall continuously monitor and manage the Subscription Services to optimize Availability that meets or exceeds the Availability Requirement. Such monitoring and management shall include:

(a)     proactively monitoring on a 24/7 basis all Subscription Service functions, servers, firewall, and other components of Subscription Service security;

(b)     if such monitoring identifies, or PhoneX otherwise becomes aware of, any circumstance that is reasonably likely to threaten the Availability of the Subscription Services, taking all necessary and reasonable remedial measures to promptly eliminate such threat and ensure full Availability;

(c)     if PhoneX receives knowledge that the Subscription Services or any Subscription Service function or component is not Available (including by written notice from Brightstar pursuant to the procedures set forth herein):

(i)          confirming (or disconfirming) the outage by a direct check of the associated facility or facilities;

(ii)          if PhoneX’s facility check in accordance with clause (i) above confirms a Subscription Service outage in whole or in part: (A) notifying Brightstar in writing pursuant to the procedures set forth herein that an outage has occurred, providing such details as may be available, including a PhoneX trouble ticket number, if appropriate, and time of outage; and (B) working all problems causing and caused by the outage until they are resolved as Critical Service Errors in accordance with Exhibit C; and

(iii)        notifying Brightstar that PhoneX has fully corrected the outage and any related problems, along with any pertinent findings or action taken to close the trouble ticket.

(d)     In the event of a Force Majeure event which affects PhoneX’s ability to comply with this Section 4.2, PhoneX shall be excused during the duration of the Force Majeure event and thereafter for as long as it takes using commercially reasonable efforts to comply; provided, that PhoneX shall (i) to the extent reasonably possible, give Brightstar prompt written Notice of any event or circumstance that is reasonably likely to result in a Force Majeure event, and the anticipated duration thereof; and (ii) use all diligent efforts to end the Force Majeure event, ensure that the effects of any Force Majeure event are minimized and resume full performance under this Agreement as soon as reasonably possible following such Force Majeure event. Notwithstanding anything to the contrary contained herein, if such Force Majeure event is not reasonably expected to cease within a reasonable amount of time, Brightstar shall have the right to terminate this Agreement without any requirement to make the payments described in Section 11.4 (other than to the extent already due and payable at the time of such termination).

4.3         Service Maintenance. PhoneX shall continuously maintain the Subscription Services to optimize Availability that meets or exceeds the Availability Requirement. Such maintenance services shall include providing to Brightstar and its Authorized Users:

(a)     all updates, bug fixes, enhancements, new releases, new versions, and other improvements to the Subscription Services, that PhoneX provides at no additional charge to its other similarly situated licensees; and

(b)     all such services and repairs as are required to maintain the Subscription Services or are ancillary, necessary, or otherwise related to Brightstar’s or its Authorized Users’ access to or use of the Subscription Services, so that the Subscription Services operate properly in accordance with this Agreement and the Specifications.

4.4         Third Party Hosting. Notwithstanding Section 17.7, Phone X may comply with its obligations pursuant to Sections 4, 5 and 6 through its third-party hosting services provider (a “Third Party Hosting Service Provider”). The initial Third Party Hosting Service Provider is RackSpace. PhoneX may change its Third Party Hosting Service Provider or utilize any other third party contractor in connection with the provision of Services in each case only upon Brightstar’s prior written consent, not to be unreasonably withheld, conditioned or delayed. The use of a Third Party Hosting Service Provider or any other approved third party contractors shall not in any way limit any obligation or liability of PhoneX to Brightstar or limit any rights Brightstar may have under this Agreement.

5.    Security.

5.1        Protection of Data and Confidential Information of the Parties. At all times in connection with its actual or required performance of the Services hereunder, PhoneX shall make the Services available in accordance with the data security and back-up requirements set out in Exhibit F-1.

5.2        Permitted Use of Personal Information. The Company shall not cause or permit any Personal Information to be Processed in any manner or for any purpose other than the performance of the Services in compliance with the obligations and restrictions set forth in Exhibit F-2 and all applicable Laws, including Data Protection Laws. Without limiting any other requirements imposed by this Agreement or any Applicable Data Protection Law, the Company represents, warrants and covenants that PhoneX will (i) only provide, disclose and/or transfer Personal Information to Brightstar so long as PhoneX has previously obtained all appropriate and applicable consents to treat or use such Personal Information as required by Brightstar for purposes of this Agreement and (ii) ensure that such consents are accurate and in compliance with all requirements of all Applicable Data Protection Laws. PhoneX shall have and make available terms and conditions and/or privacy policies consistent with the applicable provisions in this Agreement, including Exhibit F-2 and all Applicable Data Protection Laws.

5.3        Unauthorized Access. PhoneX shall not access, and shall not permit any access to, the Brightstar Systems, in whole or in part, whether through PhoneX Systems or otherwise, without Brightstar’s express prior written authorization. Such authorization may be revoked by Brightstar in writing at any time in its sole discretion; provided, however, that any such revocation that results in or otherwise causes PhoneX to be unable to provide the Services as provided for in this Agreement shall not be deemed a breach of this Agreement by PhoneX. Any access to the Brightstar Systems shall be solely in accordance with the terms and conditions, and in no event exceed the scope of, Brightstar’s authorization pursuant to this Section 5.3. All Brightstar-authorized connectivity or attempted connectivity to the Brightstar Systems shall be only through Brightstar’s security gateways and firewalls and in compliance with Brightstar’s policies as the same may be supplemented or amended by Brightstar and provided to PhoneX from time to time.

5.4        PhoneX Systems. PhoneX shall be solely responsible for the information technology infrastructure, including all computers, software, databases, electronic systems (including database management systems), and networks used by or for PhoneX to access the Brightstar Systems or otherwise in connection with the Services (“PhoneX Systems”) and shall prevent unauthorized access to the Brightstar Systems through the PhoneX Systems.

5.5        Material Breach of Security Provisions. Any material failure of the Services to meet the requirements of this Agreement with respect to the security of any Brightstar Data or other Confidential Information of Brightstar, including any related backup, disaster recovery, or other policies, practices, or procedures, is a material breach of this Agreement for which Brightstar, at its option, shall have the right to terminate this Agreement in accordance with the terms of this Agreement, and PhoneX shall promptly reimburse to Brightstar any Royalties prepaid by Brightstar prorated to the date of such termination.

6.    Redundancy, Data Backup, and Disaster Recovery. PhoneX shall, in accordance with the provisions of this Section 6, maintain or cause to be maintained disaster avoidance procedures reasonably designed to safeguard the Brightstar Data and Brightstar’s other Confidential Information, PhoneX’s Processing capability, and the availability of the Subscription Services, in each case at all times in connection with its actual or required performance of the Services hereunder, subject to the terms of this Section 6.

6.1        Redundant Hosting and Connectivity. From and after the date that is thirty (30) Business Days following aggregate Net Platform Sales exceeding $15,000,000, PhoneX shall simultaneously operate a mirror system at a hardened data center facility in the United States that is geographically remote from the primary system on which the Subscription Services are hosted (the “Secondary Backup Facility”). Except for its location and housing facility, the mirror system shall: (a) be identical in all respects to the primary system; (b) have hardware and software, network connectivity, power supplies, backup generators, and other similar equipment and services that operate independently of the primary system; (c) have fully current backups of all Brightstar Data stored on the primary system; and (d) have the ability to provide the Subscription Services in accordance with this Agreement and the Specifications during the performance of routine and remedial maintenance or any outage or failure of the primary system. PhoneX shall operate, monitor, and maintain such mirror system so that it may be activated within two (2) hours after discovery of any failure of the Subscription Services to be Available.

6.2        Data Backup. PhoneX shall perform or cause to be performed periodic backups of Brightstar Data and store such backup Brightstar Data in a commercially reasonable location and manner on at least a weekly basis following the completion of the Integration Services. On written notice from Brightstar, PhoneX shall provide Brightstar with a copy of the backed up Brightstar Data in such machine readable format as the Parties may in writing mutually agree upon. PhoneX shall provide all backups at its sole cost and expense.

6.3        Disaster Recovery/Business Continuity. At all times in connection with its actual or required performance of the Services hereunder following the completion of the Integration Services, PhoneX shall:

(a)      maintain a Business Continuity and Disaster Recovery Plan for the Subscription Services (the “Plan”), and implement such Plan in the event of any unplanned interruption of the Subscription Services; actively test, review, and update the Plan on at least an annual basis using industry best practices; and provide Brightstar with copies of all such updates to the Plan promptly, with all such updates to the Plan being subject to the requirements of this Section 6.3; and

(b)     provide Brightstar with copies of the Plan and all reports resulting from any testing of or pursuant to the Plan promptly after PhoneX’s receipt or preparation thereof. If PhoneX fails to reinstate the Subscription Services within the periods of time set forth in the Plan, Brightstar may, in addition to any other remedies available hereunder, in its sole discretion, terminate this Agreement for cause pursuant to Section 11.3(a).

7.    Royalties and Payment.

7.1         Royalties. Subject to the terms and conditions of this Agreement, Brightstar shall pay Royalties to PhoneX. As used in this Agreement, “Net Platform Sales” shall mean the amount actually received from the sale of Products through the Subscription Services, net of sales taxes, credits, refunds, credit card fees, credit card chargebacks and shipping costs.

7.2        Monthly Payments. In consideration of the agreements made by PhoneX herein and the Services to be provided by PhoneX hereby, Brightstar will pay to PhoneX the Monthly Payments subject to the terms of this Agreement. Subject to the terms of this Agreement, the first Monthly Payment will be due and owing to PhoneX on the Effective Date and each subsequent Monthly Payment thereafter will become due and owing to PhoneX every thirty days with the second Monthly Payment due and owing thirty (30) days following the Effective Date; provided, that Brightstar will have no obligation to make any such Monthly Payments until Brightstar receives payment of the entire uSell Payable or, if paid in part, a portion of the uSell Payable in excess of the Qualifying Portion. Subject to the foregoing and the other terms of this Agreement, Brightstar shall be liable to PhoneX for all Monthly Payments notwithstanding uSell’s obligation to make payment of a portion of the uSell Payable in excess of the Qualifying Portion. Brightstar shall, within five (5) Business Days of receipt of the payment of at least the Qualifying Portion, immediately make payment for the Monthly Payments that are due and owing to PhoneX as of such date.

7.3         Approved Third Party Commissions. Within five (5) Business Days following receipt thereof, PhoneX shall pay Brightstar its Commission Share of any and all commissions, royalties or other similar amounts payable (including cash payments or benefits payable through offset, barter or other exchange) by any Approved Third Party in connection with the sale of said Approved Third Party’s Product through the Subscription Services (“Approved Third Party Commissions”). Notwithstanding the foregoing, PhoneX shall be entitled to retain any fees paid by any Approved Third Party solely related to the integration of such Approved Third Party into the PhoneX platform. In the event Brightstar exercises the Option provided by Section 14, PhoneX shall be entitled to receive from Brightstar the Commission Share of Approved Third Party Commissions payable to PhoneX hereunder and paid to Brightstar following the closing of the Option by each Approved Third Party until the earlier of (x) twenty-four (24) months following such closing and (y) the date that is four years following the date upon which PhoneX initially received such Commissions from such Approved Third Party (the “Option Commission Payment”).

7.4         Responsibility for Costs. The Company shall be responsible for all costs and expenses incurred in or incidental to the performance of Services, including all costs of any materials supplied by PhoneX, all fees, fines, licenses, bonds, or taxes required of or imposed against PhoneX, and all other of PhoneX’s costs of doing business. Except as set forth herein, Brightstar shall be responsible for the costs of all Brightstar Products sold through the Subscription Services relating to inventory, taxes, and insurance as well as all costs involving or relating to all Brightstar Representatives. With regard to shipping Products to customers, Brightstar shall comply with PhoneX’s shipping policies as set forth on Exhibit H.

7.5         Taxes. All Royalties and amounts set forth in this Agreement are inclusive of taxes. PhoneX shall be solely responsible for all sales, service, value-added, use, excise, consumption, and any other taxes, duties, and charges of any kind, if any, imposed by any federal, state, or local governmental entity on any amounts payable by Brightstar under this Agreement, other than any taxes imposed on, or with respect to, Brightstar’s income, revenues, gross receipts, personnel, real or personal property, or other assets.

7.6         Payment Terms. PhoneX shall generate daily payments to Brightstar comprising all of Brightstar’s Net Platform Sales for the preceding day less Brightstar’s Royalties, plus all Service Availability Credits, Service Level Credits, and Approved Third Party Commissions earned in such day. Each such payment shall be accompanied simultaneously, via such delivery means and to such address as are specified by Brightstar in writing from time to time, with a written report containing sufficient detail to enable Brightstar to verify the calculation of Net Platform Sales, Approved Third Party Commissions, the withdrawal of Royalties and the identification of all Service Availability Credits and Service Level Credits applicable for the period of time covered by such report and corresponding payment. To the extent Brightstar directly receives full payment for any Products sold through the Subscription Services, whether through credit card payments, cash on delivery or otherwise, Brightstar shall (i) promptly pay to PhoneX the Royalties and other amounts, if any, due to PhoneX in connection with such sale; and (ii) in connection with any such payments received by Brightstar, provide PhoneX with a weekly report specifying in reasonable particularity the payments and orders for which they are to be applied which, at Brightstar’s discretion, may be set off against the payments set forth in the first sentence in this Section 7.6. To the extent PhoneX accepts credit cards, prior to accepting payment for purchases made through the Subscription Services, PhoneX will establish a mechanism to the satisfaction of Brightstar to limit credit card fraud risk, cap the dollar amount for credit card transactions and other industry standard fraud prevention measures, including requiring the customer providing a security code for any credit card purchase

7.7         Most Favored Pricing. To the extent that any third party’s Products are being offered through the Subscription Services (whether as a result of a loss of exclusivity or the use thereof by an Approved Third Party or WeSell as an Affiliate of PhoneX) all Royalties and other charges payable by Brightstar under this Agreement shall be the lowest fees, prices, and rates contemporaneously charged by PhoneX to any of its other licensees; provided that the Net Platform Sales of such other licensees or users is less than or equal to the MFN Threshold. If at any time PhoneX, uSell or any of their respective Affiliates charges any licensee or user a lower fee, rate, or price for similar volumes of comparable services than the corresponding Royalties or other amounts charged hereunder, then PhoneX shall immediately apply such lower rate or amount, as applicable, for Subscription Services provided to Brightstar. Such lower rates or amounts, as applicable, shall apply retroactively to the date on which PhoneX or such Affiliate began charging such lower rates or fees to such other licensee or user. This Section 7.7 shall not apply to sales of Products through the Subscription Services by WeSell (as an Affiliate of PhoneX), except as provided in Section 7.12.

7.8         Brightstar Audits of PhoneX. During the Term and for seven (7) years after, PhoneX shall: (a) maintain complete and accurate books and records regarding its business operations relevant to the calculation of Royalties, Monthly Payments, Approved Third Party Commissions, Service Availability and Service Level Credits, and any other information relevant to PhoneX’s compliance with this Agreement; and (b) upon Brightstar’s written request, make such books and records, and appropriate personnel, available during normal business hours for inspection and audit by Brightstar or its authorized representative, provided that Brightstar shall: (i) provide PhoneX with at least three (3) days’ prior written Notice of any audit; and (ii) conduct or cause to be conducted such audit in a manner designed to minimize disruption of PhoneX’s normal business operations. Brightstar will pay the out-of-pocket cost of such audits unless an audit reveals an overbilling or over-reporting of 5% or more, in which case PhoneX shall reimburse Brightstar for the cost of the audit. PhoneX shall immediately upon written notice from Brightstar pay Brightstar the amount of any overpayment revealed by the audit and Brightstar shall immediately upon written notice from PhoneX pay PhoneX the amount of any underpayments.

7.9        Availability and Support Service Level Credits. The Parties acknowledge and agree that each of the Service Availability Credits and Service Level Credits assessed pursuant to Exhibit B and Exhibit C, respectively: (a) is a reasonable estimate of the diminished value of the Services that may arise from the corresponding Service Error or Service Level Failure, which would be impossible or very difficult to accurately estimate as of the Effective Date; (b) is not intended as, and should not be deemed to be, a penalty or forfeiture; and (c) may, at Brightstar’s option, be credited or set off against any Royalties or other charges payable to PhoneX under this Agreement or be payable to Brightstar upon demand.

7.10      Right of Set-Off. Other than the obligation of uSell to pay Brightstar the uSell Payable and the obligation of PhoneX to make payments, if any, pursuant to 7.12(g) or 11.7, which in no event shall be subject to any set-off, without prejudice to any other right or remedy it may have and notwithstanding anything to the contrary in this Agreement, each Party reserves the right to withhold and set off at any time any amount then due and owing to it by the other Party against any amount payable by a Party to the other Party under this Agreement or otherwise, including any Losses to which any Party or any Indemnified Party (as defined herein) that is an Affiliate of such Party may be entitled (a) under any indemnification provision of this Agreement, or (b) otherwise as a result of any breach by any Party of this Agreement.

7.11       Support Not to Be Withheld or Delayed. PhoneX shall not withhold or delay any Subscription Services or Support Services or fail to perform any other Services or obligations hereunder by reason of: (a) Brightstar’s good faith withholding of any payment or amount in accordance with this Section 7; or (b) any dispute whatsoever between the Parties, including any payment or other dispute arising under or concerning this Agreement or any other agreement between or among the Parties. Subject to PhoneX’s compliance with the foregoing, Brightstar shall not withhold or fail to make any payment to PhoneX as the result of a dispute under this Agreement other than any payment relating to the subject matter of such dispute.

7.12      Minimum Net Platform Sales.

(a)     Subject to the terms of this Section 7.12, in the event that PhoneX does not receive the applicable Minimum Royalties, the Exclusivity Period shall be terminable pursuant to Section 7.12(f). Unless time periods refer to a specific event, they shall be measured from the first calendar day of the month following the Effective Date. By way of example, the first year referred to in this Section 7.12(a) shall be measured from the first calendar day of the first month following the Effective Date.

(b)     If, on the nine (9) month anniversary of the Effective Date, PhoneX has not received the First Year Royalty Threshold Amount, then in order for the Exclusivity Period to continue, Brightstar shall pay to PhoneX the amount equal to the First Year Royalty Threshold Amount less the amount of such Royalties actually received within thirty (30) days following such nine (9) month anniversary. Any amount of such shortfall paid by Brightstar, along with all Royalties received by PhoneX, shall be credited toward the applicable Minimum Royalties.

(c)     At the end of each three (3) month Period during the second, third, and fourth year of the Term, to the extent PhoneX has not received the applicable Three Month Minimum, then in order for the Exclusivity Period to continue, Brightstar shall pay to PhoneX the amount of any shortfall for the applicable Three Month Minimum within thirty (30) days following the end of the applicable three (3) month Period. Any amount of such shortfall paid by Brightstar, along with all Royalties received by PhoneX, shall be credited toward the Minimum Royalties for the applicable year.

(d)     At the end of each of the first, second and third years, and at the end of the ninth month of the fourth year, if the Minimum Royalties for such Period (an “Annual Minimum”) have not been met (including any amounts paid by Brightstar pursuant to Section 7.12(b) and Section 7.12(c)), then in order for the Exclusivity Period to continue, Brightstar shall pay to PhoneX the amount of any shortfall of the Minimum Royalties for the applicable Period of the Term within thirty (30) days following the end of the Period.

(e)     Reserved.

(f)      Notwithstanding anything to the contrary contained in this Section 7.12, if any Minimum is not timely achieved or paid, PhoneX shall have the option to terminate the Exclusivity Period by delivering written Notice to Brightstar of Brightstar’s failure to make such Minimum payment; provided, that Brightstar shall have the right to cure any such failure by paying the amount outstanding within ten (10) Business Days following receipt by Brightstar of such written Notice; and the Exclusivity Period shall only be terminated pursuant to the terms of this Section 7.12 upon such failure to cure such shortfall following such delivery of Notice of failure to meet the Annual Minimum. For the avoidance of doubt, in no event shall failure to meet any Minimum be deemed a breach of this Agreement or otherwise be grounds for termination of this Agreement by any Party.

(g)     In the event the Integration Services are not complete and the Subscription Services are not completely functional on or prior to the six (6) month anniversary of the Effective Date (an “Integration Breach”), (i) all dates and time Periods in this Agreement shall automatically be extended by the number of days after such six (6) month anniversary that elapse until the Integration Services are complete in all material respects and the Subscription Services are completely functional in all material respects; (ii) the date upon which the measurement of Minimum Royalties for the first, second, third and the nine (9) month Period of the fourth year (and any intervening three month Period) of the Term are scheduled to begin shall be delayed by the number of days following the six (6) month anniversary until the date upon which the Integration Services are completed and the Subscription Services are completely functional in all material respects; and (iii) PhoneX shall pay Brightstar the Integration Breach Payment Amount every thirty (30) days, beginning on the day that immediately follows the six month anniversary of the Effective Date, until the Integration Services are complete. Notwithstanding the foregoing, PhoneX’s aggregate payments to Brightstar pursuant to this Section 7.12(g) shall not exceed the Aggregate Integration Breach Payment Amount. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that in the event of an Integration Breach resulting from a delay caused by Brightstar as a result of its failure to provide PhoneX with all “Brightstar Deliverables” expressly required in the Workflow Schedule to Exhibit A within the timeframe set forth thereon for such delivery in connection with the completion of the Integration Services, then the obligation of PhoneX to make the payments under Section 7.12(g)(iii) shall be delayed for such period of time of such delay caused by Brightstar.

(h)     For the avoidance of doubt, if Brightstar makes any payments to cover a shortfall under Section 7.12(c) (a “Shortfall Payment”), and during the same year-long Period (or nine-month Period for the fourth year of the Term) Brightstar pays Royalties which exceed the Minimum Royalties for a three month Period, the amount of such excess shall be refunded to Brightstar or otherwise credited to Brightstar by PhoneX to the extent of any Shortfall Payment previously paid during the same applicable year-long Period (or nine-month Period for the fourth year of the Term).

(i)      PhoneX shall cause WeSell to (i) grade all WeSell Products made available through the Subscription Services in accordance with the grading scales set forth on Exhibit J (the “uSell Grading”); and (ii) use the same SKUs for each Product it offers through the Subscription Services as the SKU used for the equivalent Brightstar Product where the same grading scale is applied. PhoneX shall not, without the prior written consent of Brightstar (not to be unreasonably withheld), offer, sell or make available any WeSell Products through the Subscription Services with grading that is not in accordance with the uSell Grading.

7.13      uSell Payable. On or prior to the date that is ninety (90) days from and after the Effective Date, uSell shall pay to Brightstar an amount equal to the full amount due under the uSell Payable by wire transfer of immediately available funds to an account provided in writing by Brightstar to uSell prior to such date.

8.     Intellectual Property Rights.

8.1        Ownership of Brightstar Data. Brightstar may, but is not required to, provide Brightstar Data to PhoneX in connection with this Agreement; provided, however, if the failure to provide such Brightstar Data results in or causes a delay or breach by PhoneX, then PhoneX shall be excused from such delay or breach to the extent caused by such failure. As between Brightstar and the Company, Brightstar is and will remain the sole and exclusive owner of all right, title, and interest in and to all Brightstar Data, including all Intellectual Property Rights relating thereto, subject only to the limited license granted in Section 8.2.

8.2         Limited License to Use Brightstar Data. Subject to the terms and conditions of this Agreement, Brightstar hereby grants PhoneX a limited, royalty-free, non-exclusive, non-transferable, and non-sublicensable (except to the limited extent necessary for the performance of services by the Third Party Hosting Service Provider) license to Process the Brightstar Data in the United States strictly as instructed by Brightstar or an Authorized User and solely as necessary to provide the Services for Brightstar’s and its Sublicensees’ benefit as provided in this Agreement for so long as Brightstar, its Sublicenees or any Authorized User uploads or stores such Brightstar Data for Processing by or on behalf of PhoneX on the PhoneX Systems.

8.3        Limited License to Use Brightstar Marks. Subject to the terms and conditions of this Agreement, Brightstar hereby grants to PhoneX a non-exclusive, non-sublicensable, non-transferable, revocable and limited license to use the Brightstar name and logo (the “Brightstar Marks”) solely (i) in connection with the performance of the Services for Brightstar under this Agreement and the associated sale of Brightstar Products through the Subscription Services; and (ii) in accordance with the trademark guidelines provided by Brightstar as the same may be modified from time to time. All uses of the Brightstar Marks must be approved in advance by Brightstar provided, however, that an approved use of the Brightstar Marks may be used again without the need for additional approvals for each such use. All goodwill associated with the use by PhoneX of the Brightstar Marks shall inure to the benefit of Brightstar and PhoneX shall not engage in any activity to challenge Brightstar’s ownership of the Brightstar Marks or that would tarnish or diminish the value of the Brightstar Marks.

8.4        Ownership of PhoneX Materials. As between Brightstar and PhoneX, PhoneX is and will remain the sole and exclusive owner of all right, title, and interest in and to the PhoneX Materials, including all Intellectual Property Rights relating thereto, subject only to the authorization and license granted to Brightstar in Section 2.

8.5        No Implied Rights. Except for the limited licenses expressly provided: (a) in Section 8.2 and Section 8.3, nothing contained in this Agreement shall be construed as granting PhoneX or any third party any right, title, or interest in or to any Brightstar Data, Brightstar Marks or any other Intellectual Property Rights of Brightstar; or (b) in Section 2, nothing contained in this Agreement shall be construed as granting Brightstar or any third party any right, title, or interest in or to any PhoneX Materials, in each case (clause (a) and (b)) whether by implication, estoppel, or otherwise.

9.     Representations and Warranties.

9.1        Mutual Representations and Warranties. Each Party represents and warrants to the other Parties that:

(a)     Such Party is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. Such Party is qualified to do business and is in good standing in each jurisdiction in which the ownership, operation or leasing of its assets applicable to the transactions contemplated by this Agreement or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)     Such Party has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Party of this Agreement, the performance by such Party of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Party. This Agreement has been duly executed and delivered by such Party, and (assuming due authorization, execution and delivery by other Parties) this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms.

(c)     Except as set forth on Schedule 9.1(c), the execution, delivery and performance by such Party of this Agreement, the compliance with the terms hereof, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents of such Party; (b) result in a violation or breach of any material contract by which such Party is bound; (c) result in a material violation or breach of any provision of any Law applicable to such Party; or (d) require the consent of, notice to, or other action by any person or entity, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any obligation or loss of any benefits under, any contract, license or permit; or (e) result in the creation or imposition of any lien, encumbrance or other security interest on any of the assets of such Party applicable to the transactions contemplated by this Agreement. No consent, approval, permit, order, declaration or filing with, or notice to, any governmental authority is required by or with respect to such Party in connection with the execution and delivery by such Party of this Agreement, the compliance with the terms hereof and the consummation of the transactions contemplated hereby.

9.2        Additional PhoneX Warranties. PhoneX represents and warrants to Brightstar that:

(a)     PhoneX has, and throughout the Term and any additional periods during which PhoneX does or is required to perform the Services will have, the unconditional and irrevocable right, power, and authority, including all material permits and licenses required, to provide the Services, grant and perform all material rights and licenses granted or required to be granted by it under this Agreement, and to perform all of its material obligations hereunder;

(b)     neither PhoneX’s grant of the rights or licenses hereunder nor its performance of any Services or other obligations under this Agreement does or at any time will: (i) conflict with or violate, in any material respect, any applicable Law, including any Applicable Data Protection Laws; (ii) require the material consent, approval, or authorization of any governmental or regulatory authority or other third party; or (iii) require the provision of any payment or other consideration by Brightstar or any Authorized User to any third party, and PhoneX shall promptly notify Brightstar in writing if it becomes aware of any change in any applicable Law that would preclude PhoneX’s performance of its material obligations hereunder;

(c)     the Subscription Services, Documentation, and all other Services and materials provided by PhoneX under this Agreement will not infringe, misappropriate, or otherwise violate any Intellectual Property Right or other right of any third party;

(d)     there is no settled, pending, or, to the Company’s knowledge as of the Effective Date, threatened Action, and it has not received any written, oral, or other notice of any Action (including in the form of any offer to obtain a license): (i) alleging that any access to or use of the Services does or would infringe, misappropriate, or otherwise violate any Intellectual Property Right of any third party; (ii) challenging PhoneX’s ownership of, or right to use or license, any software or other materials used or required to be used in connection with the performance, accessing or use of the Services, or alleging any adverse right, title, or interest with respect thereto; or (iii) that, if decided unfavorably to PhoneX, would reasonably be expected to have an actual or potential adverse effect on its ability to perform the Services or its other obligations under this Agreement, and it has no knowledge of any factual, legal, or other reasonable basis for any such litigation, claim, or proceeding;

(e)     in all material respects the Services will conform to and perform in accordance with the Specifications and all requirements of this Agreement, including the Availability and Availability Requirement provisions set forth in Exhibit B;

(f)      the PhoneX Systems and Services, are, and PhoneX will exercise commercially reasonable efforts to ensure that following the completion of the Integration Services they will remain, free of any: (a) virus, Trojan Horse, worm, backdoor, or other software or hardware devices the effect of which is to permit unauthorized access to, or to disable, erase, or otherwise harm, any computer, systems or software; or (b) time bomb, drop dead device, or other software or hardware device designed to disable a computer program automatically with the passage of time or under the positive control of any Person, or otherwise deprive Brightstar or Authorized Users of their lawful right to use the Services or PhoneX Systems;

(g)     the software components underlying the Subscription Services are, and at all times during the Term will remain, exclusively owned and licensed, as applicable, by PhoneX and no third party components have been or will be incorporated therein other than third party off the shelf software or Open Source Software that is not prohibited by the next sentence. Without limiting the foregoing, the Subscription Services do not and will not contain any Open Source Software or other software which would require as a condition of use, modification and/or distribution that other software incorporated into, derived from or distributed with such third party software be (a) distributed in source code form; (b) be licensed for the purpose of making derivative works therefrom; or (c) be redistributed at no charge;

(h)     prior to the date hereof, uSell has transferred to PhoneX pursuant to the Asset Transfer all of the assets, rights and interest to assets relating to the Subscription Services and necessary to perform the Services pursuant to the terms hereof;

(i)      except as disclosed on Schedule 9.2(i), PhoneX owns, leases or licenses, free and clear of lien, encumbrance or security interest, assets that are sufficient for the performance of the Services and the continued operation of the Subscription Services.

(j)      the Improvements (as defined in Exhibit E) created as a result of the Integration Services will, when installed and/or used according to the Documentation and Specifications provided by PhoneX in writing, conform to the Documentation and Specifications in all material respects. PhoneX has and shall have all requisite ownership, rights and licenses to perform its obligations under this Agreement fully as contemplated hereby and to grant to Brightstar all rights with respect to the Services, including the Improvements, which are purported to be granted hereunder; and

(k)     PhoneX has obtained the consent of Lender pursuant to the existing loan and security agreement for the Asset Transfer and the transactions contemplated by this Agreement, a complete and accurate copy of which has been provided to Brightstar.

10.  Indemnification.

10.1         General Indemnification. Each of PhoneX and uSell, jointly and severally, on the one hand, and Brightstar, on the other hand, shall indemnify, defend, and hold harmless the other and each of their respective Affiliates, and their respective officers, directors, employees, agents, contractors, successors, and assigns (each of the foregoing Persons, an “Indemnitee”) from and against any and all Losses incurred by the Indemnitee resulting from any (i) breach by PhoneX or uSell, or by Brightstar, as applicable, of any representation, warranty, covenant, or obligation under this Agreement or (ii) Action by a third party that arises out of or results from, or is alleged to arise out of or result from the other Party’s breach of any representation, warranty, covenant, or obligation under this Agreement.

10.2         Further Indemnification by PhoneX and Brightstar. Each of PhoneX and uSell, jointly and severally, on the one hand, and Brightstar, on the other hand, shall indemnify, defend, and hold harmless Indemnitees from and against any and all Losses incurred by an Indemnitee resulting from (i) any action or failure to take a required action or more culpable act or omission (including recklessness or willful misconduct) by the other Party in connection with the performance or nonperformance of any Services or other activity actually, or required to be, performed by or on behalf of any Party (as the case may be) under this Agreement; or (ii) any Action by a third party that the Services, or Brightstar’s or any Authorized User’s use thereof in the case of PhoneX, and that any Brightstar Materials, Brightstar Data or any other Brightstar Intellectual Property provided to, relied upon, accessed or otherwise used by PhoneX or its Affiliates or Representatives, actually or allegedly infringe, misappropriate, or otherwise violate such third party’s Intellectual Property Right; provided, however, that the Indemnifying Party shall have no liability or obligation for any Action or Losses to the extent that such Action or Losses arise out of or results from any:

(a)     access to or use of the Subscription Services by Brightstar, any Sublicensee or any Authorized User that is expressly prohibited by this Agreement or otherwise outside the scope of access or manner or purpose of use described or contemplated anywhere in this Agreement or the Specifications; or

(b)     material breach of this Agreement by Brightstar, its Sublicensees, or Authorized Users or violation of any applicable Law by Brightstar, its Sublicensees or Authorized Users.

10.3       Indemnification Procedure.

(a)      If any Indemnitee receives notice of the assertion or commencement of any Action made or brought by any person or entity who is not a Party or an Affiliate or a representative of a Party (a “Third Party Claim”) against such Indemnitee with respect to which the other Party may be obligated to provide indemnification under this Agreement, the Indemnitee shall give the other Party written notice thereof (a “Third Party Claim Notice”) within five (5) Business Days of receiving notice of such Third Party Claim. The failure to give such written notice timely shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by reason of such failure. Such Third Party Claim Notice shall describe the Third Party Claim in reasonable detail, shall include all material information and evidence in the Indemnitee’s possession or control, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or is reasonably expected to be sustained by the Indemnitee. Subject to the terms of this Section 10, the Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee within thirty (30) days of receipt of the Third Party Claim Notice, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (only one law firm), and the Indemnitee shall cooperate in good faith in such defense; provided that by assuming the defense of any such Third Party Claim, the Indemnifying Party shall thereby conclusively acknowledge for all purposes of this Agreement its obligation to indemnify the Indemnitee in respect of such matter pursuant to this Section 10; and provided further, that the Indemnitee shall in any event be entitled to take such actions as are reasonably necessary to avoid prejudicing the Indemnitee’s rights with respect to such Third Party Claim while it awaits notice from the Indemnifying Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to this Section 10, it shall have the right, at its own expense, to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnitee. The Indemnitee shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to timely notify the Indemnitee within such thirty (30) day period in writing of its election to defend as provided in this Agreement, the Indemnitee may, subject to this Section 10, pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses arising out of or resulting from such Third Party Claim. The Indemnifying Party and the Indemnitee shall cooperate with each other in all reasonable respects in connection with the compromise or defense of any Third Party Claim. Notwithstanding anything set forth in this Agreement to the contrary, the Indemnifying Party shall not have the right to elect to assume the defense of a Third Party Claim if such Third Party Claim (i) relates to or arises in connection with any criminal Action, (ii) seeks any injunctive relief to which the Indemnitee may be subject, or (iii) shall have been brought or asserted against the Indemnifying Party and there are one or more material factual or legal defenses available to the Indemnitee that are in conflict with those available to the Indemnifying Party and the Indemnifying Party is unwilling to raise such defenses.

(b)     Notwithstanding any other provision of this Agreement, no Party shall settle any Third Party Claim without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 10.3. If a firm offer is made to settle a Third Party Claim that an Indemnifying Party controls (i) without resulting in liability or the creation of a financial or other obligation on the part of the Indemnitee or any of its Affiliates and (ii) which provides, in form reasonably acceptable to the Indemnitee, for the unconditional release of each Indemnitee and its Affiliates from all liabilities and obligations in connection with such Third Party Claim (a “Qualifying Firm Offer”) and the Indemnifying Party desires to accept and agree to such Qualifying Firm Offer, the Indemnifying Party shall give written notice to that effect to the Indemnitee. If the Indemnitee notifies the Indemnifying Party of its rejection of such Qualifying Firm Offer within ten (10) days after its receipt of such notice, the Indemnitee shall contest or defend such Third Party Claim and in such event, the maximum indemnification obligation of the Indemnifying Party as to such Third Party Claim shall not exceed the liability set forth in such Qualifying Firm Offer. If the Indemnitee fails to notify the Indemnifying Party of its consent to or rejection of such Qualifying Firm Offer, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such Qualifying Firm Offer to settle such Third Party Claim. If the Indemnifying Party is prohibited from assuming or elects not to assume the defense of such Third Party Claim pursuant to Section 10.3(a) or the Indemnitee rejects a Qualifying Firm Offer pursuant to this Section 10.3(b), the Indemnitee shall not agree to any settlement that does not unconditionally release the Indemnifying Party in form reasonably acceptable to the Indemnifying Party without the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

(c)     Any claim by a Party as an Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnitee giving the Indemnifying Party prompt written notice thereof (a “Direct Claim Notice”). The failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by reason of such failure. Such Direct Claim Notice shall describe the Direct Claim in reasonable detail, shall include all material information and evidence in the Indemnitee’s possession or control, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or is reasonably expected to be sustained by the Indemnitee. The Indemnifying Party shall have thirty (30) days after its receipt of such Direct Claim Notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnitee shall allow the Indemnifying Party and its professional advisors and representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnitee’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors or representatives may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnitee shall have the right to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

10.4       Equitable Remedies. If any Party breaches or violates any provision of this Agreement relating to confidentiality or the performance of Services, PhoneX on the one hand or Brightstar on the other hand, shall, in addition to any damages to which it is entitled, be entitled to immediate injunctive relief against the other Party restraining such breach. In the event PhoneX fails to satisfactorily perform any of the material Services on a timely basis and no Force Majeure event has occurred and is continuing, Brightstar shall have the right, without prejudice to any other rights or remedies it may have under this Agreement to take one or more of the following steps:

(a)      Suspend PhoneX’s right and obligation to complete its performance of the Services until such time as PhoneX is able to demonstrate to Brightstar’s reasonable satisfaction that it can satisfactorily meet its obligations under this Agreement;

(b)     Provide and/or engage a replacement provider to provide any or all of the delayed or unsatisfactory Services;

(c)     Assign one or more of its Representatives to supervise and work with PhoneX to correct and mitigate the effects of PhoneX’s breach;

(d)     Withhold payment of any amounts otherwise due to PhoneX in a sufficient amount to set off against any damages caused to Brightstar as a consequence of PhoneX’s failure as provided for in this Section 10.4.

10.5         Fees. To the extent a Party is required to seek enforcement of this Agreement or otherwise defend against an unsuccessful claim of breach, the unsuccessful Party shall be liable for all reasonable attorney’s fees and costs incurred by the successful Party to enforce the provisions of this Agreement.

10.6         Cumulative Rights. Except where an exclusive remedy is expressly provided for in this Agreement (e.g. as set forth in the Exclusivity Conditions on Exhibit A), all rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at Law, in equity, by statute, in any other agreement between the Parties, or otherwise.

11.  Term and Termination.

11.1         Initial Term. The initial term of this Agreement commences as of the Effective Date and, unless terminated earlier pursuant any of the Agreement’s express provisions, will continue in effect through the Initial Term.

11.2         Renewal. Upon the expiration of the Initial Term, this Agreement will automatically renew for successive twelve (12) month terms unless earlier terminated pursuant to this Agreement’s express provisions or either Brightstar or the Company gives the other Party written Notice of non-renewal at least one hundred twenty (120) days prior to the expiration of the then-current term (each, a “Renewal Term” and, collectively, together with the Initial Term, the “Term”).

11.3         Termination for Cause. In addition to any right of termination set forth elsewhere in this Agreement:

(a)     in the event that PhoneX or uSell, on the one hand, or Brightstar, on the other hand, has breached a material provision of this Agreement, the other Party may terminate by written Notice of termination to the breaching Party effective as of the date specified in such Notice the nature of such breach; provided that such breach (A) cannot be cured; or (B) being capable of cure, remains uncured thirty (30) days after the breaching Party receives written Notice thereof; and

(b)     Brightstar may terminate this Agreement, effective immediately, by written Notice to PhoneX if PhoneX or uSell: (A) is dissolved or liquidated or takes any corporate action for such purpose; (B) is generally unable to pay, or fails to pay, its debts as they become due; (C) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law and such proceeding has not been dismissed within thirty (30) days of its filing); (D) makes or seeks to make a general assignment for the benefit of its creditors; or (E) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business and such proceeding has not been dismissed within thirty (30) days of its filing.

(i)          Effect of PhoneX Bankruptcy. All rights and licenses granted by PhoneX under this Agreement are and shall be deemed to be rights and licenses to “intellectual property,” and the subject matter of this agreement, including the Subscription Services, is and shall be deemed to be “embodiment[s]” of “intellectual property” for purposes of and as such terms are used in and interpreted under section 365(n) of the United States Bankruptcy Code (the “Code”) (11 U.S.C. § 365(n)). Brightstar shall have the right to exercise all rights and elections under the Code and all other applicable bankruptcy, insolvency, and similar laws with respect to this Agreement and the subject matter hereof and thereof. Without limiting the generality of the foregoing, if PhoneX, uSell or their respective estate becomes subject to any bankruptcy or similar proceeding which has not been dismissed within thirty (30) days of its filing unless extended by agreement or bankruptcy court order, subject to Brightstar’s rights of election, all rights and licenses granted to Brightstar under this Agreement will continue subject to the respective terms and conditions hereof and thereof, and will not be affected, even by PhoneX’s rejection of this Agreement.

(ii)         Notice of Voluntary Filing. PhoneX shall not file a voluntary petition in bankruptcy or insolvency proceeding under any applicable insolvency laws unless it has first given Brightstar a minimum of thirty (30) calendar days’ written Notice (such period, the “Pre-Bankruptcy Period”).

(iii)        During this Pre Bankruptcy Period, if PhoneX receives any written proposal from a third party which offers to provide PhoneX with any equity or debt financing (either, a “Financing”), PhoneX shall deliver to Brightstar written Notice of the Financing and supply Brightstar with a copy of such written proposal for Financing (with redactions for the name of the offeror and any other confidential information which does not relate to the terms of the Financing) (the “Offer Notice”). Within five (5) Business Days following the giving of such Notice Brightstar may give PhoneX written Notice that it will match the proposal covered by the Offer Notice and the amount of Financing it will provide. The closing of the Financing must occur prior to the expiration of the Pre-Bankruptcy Period. In the event that Brightstar elects to only provide part of the Financing contained in the proposal, it shall agree to substantially the same terms as the other party offering to provide the Financing set forth in the Offer Notice and any secured financing shall provide that the security interests shall be pro rata based upon the amount funded with Brightstar acting as collateral agent if it elects to so act.

(c)     Brightstar, in its sole discretion, may terminate this Agreement immediately at any time after the ninetieth (90th) day following the Effective Date if uSell has not paid in full the uSell Payable.

(d)     Brightstar, in its sole discretion, may terminate this Agreement upon any default by PhoneX or uSell which has been declared by a lender under any loan agreement, promissory note or similar instrument with any lender and has not been cured, to the extent permitted, in such agreement, note or instrument.

11.4       Termination for Convenience. At any time without cause and without causing any breach or incurring any additional obligation, liability, or penalty, Brightstar may terminate this Agreement by providing at least thirty (30) days’ prior written notice to PhoneX and only if Brightstar pays to PhoneX an amount equal to the total of all Monthly Payments to be paid hereunder less the amount of all Monthly Payments made hereunder prior to the date of such termination and all Royalties, if any, then due and payable by Brightstar, have been paid in full by Brightstar as of such termination date. For the avoidance of doubt, if Brightstar terminates this Agreement pursuant to the foregoing provisions following the date upon which all Monthly Payments have been paid, no amount shall be due by Brightstar in connection with any such termination. At any time during the Non-Exclusivity Period and during any Renewal Term, PhoneX may terminate this Agreement without cause and without causing any breach or incurring any additional obligation, liability, or penalty, by providing at least thirty (30) days’ prior written Notice to Brightstar and only if such termination occurs in connection, and simultaneously, with, (a) all or substantially all of PhoneX’s assets being sold whether in an asset sale, stock sale, merger or consolidation or (b) PhoneX granting an exclusive right and license to the Services, in each case to an unrelated party.

11.5       Effect of Exclusivity Period on Termination. Notwithstanding anything to the contrary contained in this Agreement, PhoneX shall not terminate this Agreement prior to the Exclusivity Expiration Date unless the Exclusivity Period has been terminated in accordance with the terms hereof and PhoneX pays to Brightstar the Early Termination Fee upon such termination of this Agreement.

11.6       Effect of Termination; Data Retention. Unless otherwise expressly provided in this Agreement:

(a)     upon and after the termination or expiration of this Agreement for any or no reason:

(i)          subject to the continuing rights, licenses, and obligations of either Party under this Agreement, including this Section 11.6, all authorizations and licenses granted hereunder will immediately terminate and the respective Parties shall cease all activities concerning, including in the case of Brightstar, its Sublicensees and Authorized Users, all use of, the expired or terminated Subscription Services and related PhoneX Materials, and promptly return or destroy all such PhoneX Materials including all Company Confidential Information to PhoneX in accordance with same procedures as set forth in Section 11.6(a)(iv) and (v); and, in the case of PhoneX, the Brightstar Data and the Brightstar Marks;

(ii)         Brightstar shall pay to PhoneX, subject to Brightstar’s right of set-off and any Service Availability Credits and Service Level Credits accrued, all undisputed charges and amounts due and payable to PhoneX, if any, for Services actually performed;

(iii)        PhoneX shall repay, on a pro rata basis, all fees, expenses and other amounts paid in advance for any Services that PhoneX has not performed as of the effective date of such expiration or termination;

(iv)        PhoneX shall, at Brightstar’s option and upon its written request: (A) promptly return or destroy and erase from all systems it directly or indirectly uses or controls all originals and copies of all documents, materials, and other embodiments and expressions in any form or medium that contain, reflect, incorporate, or are based on any Confidential Information owned by Brightstar, and (B) provide a written statement to Brightstar certifying that it has complied with the requirements of this Section; provided, however, PhoneX may deposit one copy with its attorneys which it may access solely for the purpose of complying with regulatory requests or complying with litigation requirements; and

(v)         PhoneX shall deliver to Brightstar F.O.B. shipping point all (A) documents, work product, and other materials, whether or not complete, prepared by or on behalf of PhoneX in the course of performing the Services, and (B) Brightstar-owned property, equipment and other materials in its possession or control in accordance with instructions provided by Brightstar for such return upon termination.

11.7         Termination; Repayment of Monthly Payments. Notwithstanding anything contained herein to the contrary, Brightstar shall have the right to terminate this Agreement at any time following (i) the failure by uSell to pay the full amount of the uSell Payable in accordance with the terms of this Agreement or (ii) an Epidemic Failure. Immediately upon such termination by Brightstar pursuant to this Section 11.7, the Company shall pay to Brightstar the amount of all Monthly Payments made by Brightstar prior to the date of such termination.

11.8         uSell Payable. Notwithstanding anything to the contrary contained in this Agreement, the uSell Payable shall survive termination of this Agreement and remain due and payable to Brightstar in accordance with its terms until it is repaid.

11.9         Survival. The provisions set forth in the following Sections, and any other right or obligation of the parties in this Agreement that, by its nature, should survive termination or expiration of this Agreement, will survive any expiration or termination of this Agreement: Sections 1, 8, 9, 10, 11, 12, 13 and 17.

12.       Escrow.

12.1         Escrow Agreement. Promptly, and in any event within fifteen (15) days, following the Effective Date, the parties shall enter into a SaaS escrow agreement with a mutually agreed third-party escrow agent (“Escrow Agent”). Such SaaS escrow agreement (“Escrow Agreement”) shall be on the terms and conditions, and substantially in the form, attached as Exhibit G. All terms and conditions of the Escrow Agreement are a part of, and by this reference are incorporated in, this Agreement, and any breach thereof by PhoneX shall be a breach of this Agreement. For the avoidance of doubt, the provisions of this Section 12.1 requiring PhoneX to enter the Escrow Agreement are material provisions for purposes of this Agreement, including for purposes of Section 11.3(a).

12.2         Release Events. Except for a Force Majeure event which affects the ability of PhoneX to perform its duties under this Agreement, each of the following shall constitute a “Release Event” for purposes of this Agreement and, other than with respect to Section 12.2(c), the Escrow Agreement should they occur at any time during the Term or at any time at which the Services are performed or required to be performed hereunder:

(a)     PhoneX:

(i)              has terminated its ongoing business operations or transfers all or substantially all of the assets or obligations associated with or set forth in this Agreement to a third party except in connection with a continuation of PhoneX’s business and such third party fails to assume and/or perform the obligations relating to Brightstar’s license or access rights hereunder; or

(ii)             has terminated its provision of the Subscription Services or Support Services or ceased to materially perform the Subscription Services or Support Services for a continuing period of ten (10) or more Business Days, except pursuant to the expiration or termination of this Agreement in accordance with its terms. For the avoidance of doubt, the termination for convenience or for cause shall not be deemed to be a Release Event.

(b)     PhoneX’s incapability, failure, or demonstrated unwillingness to perform fully any of the material Services on a timely basis, it being understood and agreed that PhoneX shall be deemed to be incapable to perform the Services if either its Chief Executive Officer, President or Chief Operating Officer so informs Brightstar in writing or, as a result of any (i) employee layoffs; (ii) termination of any contract, supply of goods or services or grant of rights, licenses or privileges (other than by Brightstar); or (iii) sale or loss of assets, such that PhoneX for ten (10) or more consecutive Business Days fails to maintain sufficient Sustaining Resources to fully perform all Services in all material respects in accordance with the applicable provisions of this Agreement and the Specifications, including, in the case of the Support Services, in accordance with Section 4 and Exhibit C; and

(c)     the Escrow Agreement terminates prior to the expiration or termination of this Agreement as the result of an act or failure to act of PhoneX or the resignation of the Escrow Agent (other than a resignation resulting from Brightstar’s breach of the Escrow Agreement), provided that Brightstar has proposed a new escrow agreement in writing to PhoneX within fifteen (15) days following the termination notice of the Escrow Agent and PhoneX has unreasonably withheld or delayed the acceptance of a replacement escrow agreement (it being understood and agreed that it shall be unreasonable for PhoneX to fail or refuse to accept an escrow agreement containing terms that are substantially similar to those terms set out in this Section 12.2 and Exhibit G); provided that (i) any Release Event pursuant to this Section 12.2(c) shall not be subject to the Escrow Agreement and (ii) upon any Release Event pursuant to this Section 12.2(c), PhoneX shall provide directly to Brightstar all Subscription Services source and object code.

12.3         Escrow License Grant. Solely upon and after the occurrence of a Release Event, PhoneX hereby grants Brightstar and its Affiliates, exercisable by and through their respective Authorized Users, a non-exclusive, royalty-free, irrevocable, transferable, and sublicensable (solely to its Sublicensees), right and license throughout the world to possess, control, and use the Subscription Services, including the source code and object code, and to reverse engineer, disassemble, decompile, decode, adapt, develop, modify, and maintain the Subscription Services (including the source code and object code) and make any related modifications to Specifications and Documentation, and use all resulting corrections, repairs, translations, enhancements, and other derivative works and improvements for and in connection with Brightstar’s and its Affiliates’ use of and performance of the Services. Upon any Release Event, PhoneX shall provide, or cause to be provided, to Brightstar all such Subscription Services source and object code.

12.4         Employment of PhoneX Personnel. Upon and after the occurrence of a Release Event, Brightstar and any Brightstar Sublicensees may extend offers of employment to any PhoneX Personnel who have engaged in or have technical knowledge of the development or performance of the Services. The Company shall waive any provisions of any employment or other agreements with such individuals that may restrict such individuals from accepting such offers of employment. The Company shall not make counter-offers to such PhoneX Personnel, or otherwise interfere with Brightstar’s or any of Brightstar sublicensees’ exercise of its rights under this Section 12.4.

13.        Confidentiality. Subject to the terms hereof and the license, all non-public, confidential or proprietary information of each Party hereto (“Confidential Information”), including, but not limited to, specifications, samples, patterns, designs, plans, drawings, documents, data, including but not limited to sales and volume data, business operations, pricing, discounts, or rebates disclosed by one Party to the other in connection with the transactions contemplated by this Agreement, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential,” shall not be disclosed or copied unless authorized by the disclosing Party in writing. Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of a breach of this Agreement; (b) is obtained on a non-confidential basis from a third-party that was not legally or contractually restricted from disclosing such information; (c) was in the receiving Party’s possession prior to disclosure hereunder; or (d) was or is independently developed without use of or reference to any Confidential Information. Subject to the terms of the license and this Agreement, upon any Party’s request, each other Party shall promptly return or destroy all documents and other materials received from the other Party hereunder except as may otherwise be required by Law or, in the case of Brightstar or the Company, by internal document retention policies. If the receiving Party is legally required to disclose any Confidential Information of the disclosing Party in connection with any legal or regulatory proceeding, to the extent permitted by Law, the receiving Party will notify the disclosing Party within a reasonable time after receiving the legal subpoena or court order to allow the disclosing Party a reasonable opportunity to seek appropriate protective measures or other remedies prior to disclosure and/or waive compliance with the terms of this Agreement. If these protective measures or other remedies are not obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party may disclose only that portion of the Confidential Information that it is, according to the opinion of counsel, legally required to disclose and will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to that Confidential Information. Each Party acknowledges that breach by it of this Section 13 will cause irreparable injury to the other Party, which injury will be inadequately compensable in damages. Accordingly, each Party is entitled to the remedies of injunction, specific performance and other equitable relief in respect of any actual breach or threatened breach of the terms of this Section 13 in addition to any other legal remedies which may be available, without the necessity of proving actual damages, in any court of competent jurisdiction.

14.        Option.

14.1         Subject to the terms hereof, exercisable at any time during the Option Period, so long as Brightstar has the right to the Exclusive License, Brightstar shall have the right (but not the obligation, which will arise only pursuant to the execution and delivery by Brightstar or any of its Affiliates of the Option Purchase Agreement, as defined below) to acquire all or substantially all of the assets, but not the cash or cash equivalents of PhoneX, Inc. except as specifically provided for in this Section 14 (the “Call Option”) for the Option Price (as hereinafter defined).

14.2         The Call Option will be triggered by Brightstar’s written notice to PhoneX, Inc. (the “Call Notice”), stating its election to exercise its Call Option. Promptly following the delivery of the Call Notice, (i) PhoneX, Inc. shall provide sufficient due diligence materials to allow Brightstar to conduct a full legal, operational, financial, tax and business due diligence process and (ii) the Brightstar and the Company shall negotiate in good faith a commercially reasonable asset purchase agreement for the Call Option, which shall include standard representations and warranties; covenants (including an agreement not to compete in the business being acquired, and not to solicit any customers or employees thereof); a holdback of a portion of the purchase price; indemnification for breaches of representations and warranties, covenants, retained liabilities, pre-closing operation, taxes and additional matters discovered in the due diligence process; treatment of employees to be hired in connection with the Call Option; any payment of Approved Third Party Commissions; the continued offering for sale following the closing of the Call Option of WeSell inventory then currently available through the Subscription Services, (the “Option Purchase Agreement”). The hold back shall not exceed fifteen percent (15%) of the Option Price and such sum shall be released no later than eighteen (18) months following the closing of the asset purchase subject to customary set offs, including for (i) PhoneX, Inc.’s breach of the Option Purchase Agreement and (ii) any sum by which Net Working Capital as of the closing date is less than the Target Working Capital.

14.3         For purposes of this Agreement:

(a)     “Option Price” means (w) the Base Price, assuming there is no (i) third-party or intercompany debt and liabilities related to the pre-closing period (other than mutually agreed upon ordinary course payables and assumed liabilities), or (ii) encumbrance, lien or security interest of any kind on any asset that would be transferred to Brightstar pursuant to the Option Purchase Agreement, plus or minus (x) that amount by which Net Working Capital of PhoneX, Inc. as of the closing date of the Call Option is greater than, or less than, as applicable, Target Net Working Capital, minus (y) the amount of any indebtedness and unpaid transaction expenses of PhoneX, Inc. outstanding as of the closing of the Call Option, plus (z) the Option Commission Payment, if any, payable as a lump sum payment on the twenty-four (24) month anniversary of the closing of the Call Option.

(b)     “Target Net Working Capital” shall be a dollar amount of Net Working Capital sufficient to deliver the business projections provided to Brightstar during due diligence, including such cash as necessary to pay the ongoing ordinary course liabilities for a 10 Business Day period.

(c)      “Net Working Capital” shall mean current assets minus current liabilities that deliver the run-rate profits of the business of PhoneX, Inc, including such cash as necessary to pay the ongoing ordinary course liabilities for a 10 Business Day period.

15.        Certain Rights of Brightstar.

15.1         During the Exclusivity Period, Brightstar shall be entitled to designate a representative (the “Brightstar Observer”) to attend, and uSell and PhoneX each shall invite and allow the Brightstar Observer to attend, all meetings of the board of directors of each of uSell and PhoneX in a non-voting, observer capacity and, in this respect, shall be entitled to receive, and uSell and PhoneX each shall deliver, or cause to be delivered, to the Brightstar Observer, copies of all notices, minutes, consents, and other materials that uSell and/or PhoneX provides to the members of its board of directors at the same time and in the same manner as provided to such members; provided, that the Brightstar Observer shall agree to hold in confidence and trust all information so provided; provided further, that the Company shall have the right to withhold any information and to exclude the Brightstar Observer from any meeting or portion thereof if access to such information or attendance at such meeting would violate the attorney-client privilege between the Company and its counsel. The initial Brightstar Observer designated by Brightstar shall be Brett Pogany. Brightstar may change its designated Brightstar Observer at any time and from time to time upon written notice to the Company.

15.2         For so long as Brightstar has the right to the Exclusive License, neither uSell nor PhoneX shall cause, or allow to occur, any Change of Control of uSell or PhoneX without the prior written consent of Brightstar. For purposes of this Agreement, “Change of Control” shall mean (i) any person or entities unaffiliated with uSell or PhoneX acquires more than fifty percent (50%) control, directly or indirectly, over the voting securities of uSell or PhoneX, unless such acquisition results from a tender offer, (ii) uSell or PhoneX merges, consolidates or reorganizes with an unrelated person or entity, unless the equity owners of uSell or PhoneX immediately prior to such transaction would own at least a majority of the voting power of the surviving entity immediately following such transaction, (iii) the sale, lease, license or disposition of all or substantially all of the assets of uSell or PhoneX, (iv) the liquidation or dissolution of uSell or PhoneX, or (v) a change in a majority of the members of the board of directors of uSell or PhoneX by persons not affiliated with uSell or PhoneX as of the Effective Date, unless such new members are appointed or recommended by the board of directors of uSell or PhoneX, as applicable.

16.        Insurance.

16.1         PhoneX shall obtain within thrity (30) days following the Effective Date, and from and after such date shall maintain and keep in place throughout the Term and during any other period in which it performs Services, at its sole cost and expense, the following insurance policies and with the following minimum coverage amounts, unless lower amounts are approved in writing by Brightstar (or such other insurance policies which are equivalent to the foregoing and are pre-approved by Brightstar in writing), each of which policies shall apply to PhoneX’s performance of the Services and its other obligations hereunder: (i) statutory worker’s compensation insurance with such per person and per accident minimum limits as required by all applicable Laws in all required jurisdictions in connection with this Agreement; (ii) employer’s liability insurance in a minimum amount of $1,000,000 per occurrence; (iii) commercial general liability insurance, in a minimum amount of $1,000,000 per occurrence and $2,000,000 in the annual aggregate; (iv) umbrella/excess liability insurance in a minimum amount of $3,000,000 per occurrence; (v) cyber-liability insurance in a minimum amount of $2,000,000 and covering, without limitation, acts, errors or omissions in the performance of Services, infringement of intellectual property (except patent and trade secret) and network security and privacy risks such as unauthorized access, failure of security, breach of privacy perils, wrongful disclosure, collection, or other negligence in the handling of confidential information, privacy perils, related regulatory defense and penalties, and data breach expenses (i.e., consumer notification, computer forensic investigations, public relations and crisis management firm fees, and remediation services); and (vi) any other insurance required by any governmental, quasi-governmental or regulatory agency or body in connection with the Services being provided hereunder (collectively, the “Policies”).

16.2         Brightstar shall be an additional insured on a primary and non-contributory basis under each such Policy, other than the Policy for worker’s compensation insurance. Any and all deductibles applicable in the event of a claim (i) will not limit or apply to PhoneX’s liability to Brightstar, (ii) shall be the sole responsibility of PhoneX, and (iii) PhoneX shall pay such deductibles in full as and when due. Self-insured retention policies, or any insurance arrangement that may prevent Brightstar’s access to insurance coverage as a result of the failure by PhoneX to meet required self-insured retention thresholds, will not be deemed to meet the insurance requirements set forth herein. Except for any professional liability/errors and omissions/cyber security policies, each Policy shall be “occurrence-based” and provide coverage for any acts, omissions, or events that give rise to claims, regardless of when the claim is brought, and occurred at any time while such policy was in effect. PhoneX shall provide a waiver of subrogation in favor of Brightstar under the network/cyber/e-commerce and employers’ liability policies. All Policies shall be issued by insurance companies that (x) have been rated “A-”, or better, by A.M. Best, or the local equivalent and (y) are authorized to do business under the laws of the jurisdictions where the Services under this Agreement will be performed. PhoneX acknowledges and agrees that the procurement and maintenance of such insurance coverage shall not limit or affect any liability that PhoneX may have by virtue of this Agreement or otherwise. Additionally, (a) the commercial general liability Policy must include a cross-liability endorsement; (b) PhoneX shall give Brightstar thirty (30) days’ minimum prior notice of cancellation of any policies required hereby; (c) PhoneX shall furnish certificates of insurance and applicable endorsements evidencing the Policies and coverages required hereby promptly following PhoneX obtaining each Policy and subsequently at any time and from time to time at Brightstar’s request; and (d) PhoneX understands and agrees that (i) Brightstar has no obligation to procure or otherwise maintain any insurance covering PhoneX or the Services, and (ii) any limitations of liability in this Agreement do not apply to any incidents or claims that should be covered by the insurance policies required to be in place per this Section 16. For clarity, Brightstar shall be entitled to recover up to the liability limits, and in accordance with the terms, of any insurance policy required to be in place per this Section 16, regardless of (x) whether the Policies were actually placed in accordance herewith and (y) any liability limits listed elsewhere in this Agreement. To the extent applicable Laws require the Parties to expressly agree or elect to be governed by the terms of this Section 16 (instead of the otherwise applicable default rules or regulations of such applicable Laws), the Parties hereby expressly so agree and elect.

17.        Miscellaneous.

17.1         Further Assurances. Upon a Party’s reasonable request, the other Party shall, at the requesting Party’s sole cost and expense, execute and deliver all such documents and instruments, and take all such further actions, as may be necessary to give full effect to this Agreement.

17.2         Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither PhoneX and uSell on the one hand nor Brightstar on the other hand shall have authority to contract for or bind the other Party(ies) in any manner whatsoever.

17.3         Public Announcements. No Party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement or to the extent required to comply with applicable Law or the rules of any stock exchange on which a Party’s securities are listed or traded (it being understood and agreed that each Party shall provide the other Parties with copies of such announcements in advance of such issuance), otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, affiliation, or sponsorship, in each case, without the prior written consent of the other Party.

17.4         Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section 17.4). Notices must be delivered by personal delivery, nationally recognized overnight courier, or email. Except as otherwise provided in this Agreement, a Notice is effective only (a) when delivered, if delivered by hand (with written confirmation of receipt); (b) on the next Business Day if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

Notice to Brightstar:

Brightstar Corp.

9725 NW 117th Avenue, Suite 105

Miami, Florida 33178

Email: catherine.smith@brightstar.com

Attention: Catherine Smith, General Counsel

and

Brightstar US

600 North US Highway 45, Suite 100
West Libertyville, IL 60048
Email: christopher.carney@brightstar.com
Attention: Chris Carney

Notice to PhoneX:	18 West 18th Street New York, NY 10011 Email: nik@usell.com Attention: Nikhil Raman

Notice to uSell:	18 West 18th Street New York, NY 10011 Email: nik@usell.com Attention: Nikhil Raman

17.5         Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

17.6         Entire Agreement. This Agreement, together with any and all exhibits, schedules, attachments, and appendices hereto and thereto constitutes the sole and entire agreement among the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

17.7         Assignment. Neither PhoneX nor uSell shall assign, transfer, delegate, or subcontract any of its rights or obligations under this Agreement without the prior written consent of Brightstar which consent shall not be unreasonably withheld, conditioned or delayed. Any purported assignment, transfer, delegation or subcontracting with respect to this Agreement by PhoneX or uSell in violation of this Section 17.7 shall be null and void. No assignment, transfer, delegation or subcontracting shall relieve PhoneX or uSell of any of its obligations hereunder. Brightstar may at any time assign or transfer any or all of its rights or obligations under this Agreement without PhoneX’s consent, but Brightstar shall provide prompt written Notice of such assignment to PhoneX and uSell. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

17.8         No Third-Party Beneficiaries. Other than as set forth in Section 10 with respect to the Indemnitees, this Agreement benefits solely the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, confers on any third party any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement. The Parties hereby designate the persons and entities that are not Parties and included in the definition of Indemnified Parties as third-party beneficiaries of this Agreement, having the right to enforce Section 10.

17.9         Amendment and Modification; Waiver. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

17.10       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

17.11       Choice of Law. This Agreement and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

17.12       Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any Action of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments, and appendices attached hereto, and all contemplated transactions, including contract, equity, tort, fraud, and statutory claims, in any forum other than the United States District Court for the Southern District of New York or the courts of the State of New York sitting in New York County, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such Action only in the United States District Court for the Southern District of New York or the courts of the State of New York sitting in New York County. Each Party agrees that a final judgment in any such Action is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

17.13       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED HERETO, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS, OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.14       Equitable Relief. Each Party acknowledges and agrees that a breach or threatened breach by such Party of any of its obligations under this Agreement would cause the other Party irreparable harm for which monetary damages would not be an adequate remedy and agrees that, in the event of such breach or threatened breach, the other Party will be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity, or otherwise.

17.15       Interpretation. For purposes of this Agreement: (a) the words “include,” “includes”, and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto”, and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments, and appendices attached to, this Agreement; (y) to an agreement, instrument, or other document means the agreement, instrument, or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means the statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set out verbatim herein.

17.16       Exhibits. All Schedules and Exhibits that are referenced herein and attached hereto, or are signed by the Parties on or after the Effective Date, are hereby incorporated by reference.

17.17       Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

USELL.COM, INC.

By:	/s/ Nikhil Raman
Name: Nikhil Raman Title: Chief Executive Officer

PHONEX, INC.

By:	/s/ Nikhil Raman
Name: Nikhil Raman Title: Chief Executive Officer

BRIGHTSTAR CORP.

By:	/s/ Noel Marsden
Name: Noel Marsden Title: SVP, Corporate Treasurer

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